Mail Stop 3561


								February 7, 2006


Mr. Brian P. Alessi
Chief Financial Officer and Treasurer
Emerging Vision, Inc.
100 Quentin Roosevelt Boulevard
Garden City, New York 11530

		RE:	Emerging Vision, Inc.
			Form 10-K for Fiscal Year Ended December 31, 2004
			Filed April 4, 2005
Forms 10-Q for Fiscal Quarters Ended March 31 and June 30, 2005
			File No. 1-14128

Dear Mr. Alessi:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,


								George F. Ohsiek, Jr.
								Branch Chief

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February 28, 2006
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